Exhibit 10.18

CONTINENTAL AIRLINES, INC.

PROFIT SHARING PLAN
(As adopted on February 17, 2010)

CONTINENTAL AIRLINES, INC.

PROFIT SHARING PLAN
(As adopted on February 17, 2010)

ARTICLE  I

DEFINITIONS

As used in this Plan, the following terms with initial capital letters have the meanings set forth below, unless the context reasonably requires a broader, narrower or different meaning.

1.1           Award. “Award” means, with respect to each Year, the amount equal to the portion of the Annual Award Pool allocated to each Participant for such Year as determined under Section 6.1.

1.2           Annual Award Pool.  “Annual Award Pool” means, with respect to each Year, the total amount available for allocation to Participants for such Year, as determined under Article V.

1.3           Beneficiary.  “Beneficiary” means the person or persons determined in accordance with Section 7.3 to receive any unpaid portion of any Award distributable under the Plan on account of the death of a Participant.

1.4           Base Pay.  “Base Pay” means, with respect to each Employee, the regular straight-time earnings or base salary, together with payments for overtime, on-time performance bonuses and commissions or sales incentives, paid with respect to such Employee by the Company or a Subsidiary, but excluding any equity based compensation, any payments under this Plan, any other bonuses and any other special payments.

1.5           Board.  “Board” means the Board of Directors of the Company.

1.6           Code.  “Code” means the Internal Revenue Code of 1986, as amended.

1.7           Committee.  “Committee” means the committee described in Section 3.1 that is appointed by the Board to administer the Plan.

1.8           Company.  “Company” means Continental Airlines, Inc., a Delaware corporation, or any successor which assumes the Plan.

1.9           Effective Date.   “Effective Date” has the meaning set forth in Section 2.2.

1.10           Employee.   “Employee” means any full-time or part-time employee (i) on the payroll of the Company or of any wholly owned Subsidiary, or (ii) on the payroll of any other Subsidiary if, and on such terms as, designated by the Committee or the Board.  For this purpose, “on the payroll” shall mean paid by payroll check through payroll and not a check through accounts payable, without regard to any reclassification resulting from any controversy concerning the employment status of the Employee.

1.11           Employment.   “Employment” means employment by the Company or a Subsidiary.  In this regard, neither the transfer of a Participant from Employment by the Company to Employment by a Subsidiary nor the transfer of a Participant from Employment by a Subsidiary to Employment by the Company or another Subsidiary shall be deemed to be a termination of Employment of the Participant.  Moreover, the Employment of a Participant shall not be deemed to have been terminated because of absence from active Employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by the Company or a Subsidiary for reasons of professional advancement, education, health, government service, or during any period the Participant is on a company authorized leave of absence, family medical leave, or military leave, in each case in accordance with the Company’s applicable leave policy, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement.

1.12           Excluded Person.    “Excluded Person” has the meaning set forth in Section 4.1.

1.13           Participant.   “Participant” has the meaning set forth in Section 4.1.

1.14           Plan.   “Plan” means the Continental Airlines, Inc. Profit Sharing Plan, the terms of which are set forth herein, and as the same may hereafter be amended from time to time.

1.15           Pre-tax Income.  “Pre-tax Income” means, with respect to each Year, the consolidated income before taxes but after minority interest (as computed using net income (loss) before taxes) of the Company for such Year as shown on the Company’s consolidated financial statements for such Year, but calculated excluding any special, unusual or non-recurring items as determined by the Committee in accordance with applicable accounting rules.

1.16           Retired.   “Retired” or “Retirement” means the termination of Employment (for any reason other than involuntary termination for cause), after satisfaction of all age and service requirements for (i) either early retirement or normal retirement under the Continental Retirement Plan, as amended from time to time or (ii) satisfaction of any other requirements constituting a “retirement” with respect to a Year as approved by the Committee in its sole discretion.

1.17           Subsidiary.   “Subsidiary” means (i) any wholly owned subsidiary of the Company or of any wholly owned subsidiary thereof, or (ii) any other corporation or business venture in which the Company owns, directly or indirectly, a significant financial interest, but only if, and on such terms as, the Committee designates such corporation or business venture to be a Subsidiary for the purposes of this Plan for any Year, and if the board of directors (or equivalent governing authority) of such corporation or business venture consents to being designated as a Subsidiary for purposes hereof.

1.18           Year.   “Year” means the period corresponding to the fiscal year of the Company and for purposes of this Plan refers to the Year for which an Annual Award Pool has been determined to be available for allocation to Participants pursuant to the terms of the Plan.

ARTICLE II

THE PLAN

2.1           Purpose.   The purpose of the Plan is to promote the growth and prosperity of the Company and each Subsidiary, to motivate Participants to achieve strategic, financial and operating objectives, to reward improvement in financial performance, and to provide a variable incentive compensation component to enhance total compensation in a manner that is competitive in the industry, thereby permitting the Company and each Subsidiary to attract and retain superior personnel at all levels of responsibility and to provide Participants with an additional incentive to contribute to the success of the Company and its Subsidiaries.  The Plan provides for incentive compensation and, accordingly, is not intended to be a plan that is subject to Parts 1 through 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

2.2           Effective Date.   The Plan shall become effective for the Year beginning January 1, 2010 (the “Effective Date”).

ARTICLE III

ADMINISTRATION

3.1           Composition and Authority of Committee.   The Plan shall be solely administered by a committee appointed by the Board, which Committee shall consist of at least three members.  Such Committee shall be the Human Resources Committee of the Board or such other Committee as may be designated by the Board, in its sole discretion, to administer the Plan.  The Board shall have the power from time to time to remove members of the Committee and to fill vacancies on the Committee arising by resignation, death, removal, or otherwise.  Subject to the express provisions of the Plan, the Committee shall have full authority to make all decisions and determinations in its sole discretion and take all other actions necessary or advisable in the administration and interpretation of the Plan.  All such decisions, determinations, and actions by the Committee shall be final, binding, and conclusive upon all persons.

3.2           Action by Committee.   A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the Committee present at a meeting of the Committee shall decide any question brought before the meeting and shall be the act of the Committee.  In addition, the Committee may act by unanimous written consent and may also take any other action otherwise proper under the Plan by an affirmative vote, taken without a meeting, of a majority of its members.

3.3           Delegation.   The Committee may, in its discretion, delegate one or more of its duties to an officer or Employee of the Company or a committee composed of officers and/or Employees of the Company, but may not delegate its authority to interpret the Plan.

3.4 Reliance upon Information.   Neither the Committee nor any officer or Employee of the Company (including any committee composed of officers and/or Employees of the Company to whom duties are delegated pursuant to Section 3.3) shall be liable for any decision or action taken in good faith in connection with the administration of the Plan.  Without limiting the generality of the foregoing, any such decision or action taken by the Committee or any such persons in reliance upon any information supplied to it or them by any officer of the Company or any Subsidiary, the Company’s or any Subsidiary’s legal counsel or the Company’s or any Subsidiary’s independent accountants or internal audit staff in connection with the administration of the Plan shall be deemed to have been taken in good faith.

ARTICLE IV

PARTICIPATION

4.1           Participation.

(a) Subject to the other provisions of this Section 4.1, for any Year, each Employee who, as of the last day of the Year, remains in Employment (or who has Retired from Employment or died while an Employee during such Year) shall be a “Participant” with respect to such Year.  Each Employee who is a member of a workgroup that is not collectively bargained as of the last day of a Year shall be a Participant in the Plan as of January 1st of such Year.  Each Employee who is a member of a workgroup that is collectively bargained as of the last day of a Year shall be a Participant in the Plan with respect to such Year only if specifically provided pursuant to the terms of a ratified collective bargaining agreement between the Company (or a Subsidiary, as applicable) and the union representing such workgroup (a “CBA”), with participation to be effective solely for the period provided in the CBA.  If a workgroup is represented by a union but has a CBA that has become amendable prior to or during a Year and the successor CBA has not been ratified by the last day of such Year, then Employees in that workgroup are Excluded Persons (as defined below) for such Year, unless the terms of the CBA specifically provide for participation during the amendable period.  The participation of an international Employee shall be subject to the terms the CBA, if any, local work rules and legal requirements applicable to each such Employee.

(b)           Notwithstanding Section 4.1(a), the following persons shall not be Participants and shall be “Excluded Persons” with respect to a Year:

(i)
any Employee who participates during such Year in any officer-level or director-level annual incentive program, or any other bonus program of the Company or a Subsidiary that the Committee designates as excluding such Employee from participation under the Plan with respect to such Year; and

(ii)
any Employee who is a Grade 46 or higher level Employee (which for all purposes under the Plan shall include any equivalent Employee grade level(s) used at a Company division or Subsidiary) on the last day of such Year (or who has Retired from Employment or died as a Grade 46 or higher level Employee); and

(iii)
any Employee who is a member of a workgroup as of the last day of such Year that does not participate in the Plan pursuant to the provisions of Section 4.1(a) (including any Employee who has Retired or died as a member of such workgroup).

(c)           Subject to Section 7.5, each Participant with respect to a Year shall be entitled to share in any Annual Award Pool for such Year in accordance with the allocation and vesting provisions set forth in Article VI.  With respect to a particular Employee, the workgroup shall mean the workgroup that such Employee is principally associated with as of the last day of a particular Year (or, if earlier, upon the Employee’s death or Retirement).

ARTICLE V

ANNUAL AWARD POOL

5.1           Annual Award Pool.  Subject to Section 5.2, the “Annual Award Pool” for any Year shall be an amount equal to A multiplied by B, where:

A equals the dollar amount of Pre-tax Income, if any, earned with respect to such Year multiplied by 15%; and

B equals a fraction, the numerator of which is the total Base Pay of all Participants for such Year and the denominator of which is the sum of (i) the total Base Pay of all Participants for such Year plus (ii) the total Base Pay of all Excluded Persons for such Year.

5.2           Minor Pools.  Notwithstanding the provisions of Section 5.1, if the Annual Award Pool, as calculated in accordance with Section 5.1 with respect to any Year, is less than two tenths of one percent (0.2%) of the denominator used in the fraction set forth in item B of Section 5.1 (such amount being referred to as a “Minor Pool”), then, at the discretion of the Committee, the Annual Award Pool for that Year shall be deemed to be zero, and the amount of the Minor Pool (and any other prior Minor Pool amounts not yet paid out under the Plan) shall be carried forward and added to the Annual Award Pool for the following Year (or any next succeeding Year as may be necessary for the Annual Award Pool for the Year in question to exceed two tenths of one percent (0.2%) of the denominator used in the fraction set forth in item B of Section 5.1 for such Year).  Any Minor Pool remaining upon the termination of the Plan and not included in a successor profit sharing plan shall revert to the Company and not be paid out.

ARTICLE VI

ALLOCATION AND VESTING OF AWARDS

6.1           Allocation of Annual Award Pool, Vesting.   As soon as practicable after the close of each Year, the Company’s Controller shall determine whether there is an Annual Award Pool and, if so, shall certify the Annual Award Pool for that Year and allocate such Annual Award Pool to each Participant who satisfies the requirements of Section 4.1 (and any amount not so allocated shall not be paid to Participants hereunder) in the proportion that (A) the total Base Pay of each such Participant paid with respect to such Year (subject to adjustment as described below) bears to (B) the total Base Pay for all Participants with respect to such Year.  In calculating the total Base Pay of each Participant pursuant to clause (A), with respect to any Participant who is a member of a workgroup that did not participate in the Plan with respect to the full Year as set forth in Section 4.1, the total Base Pay of such Participant shall be adjusted to reflect only the portion of such Participant’s Base Pay paid with respect to the period during the Year that such workgroup is eligible to participate in the Plan as provided in Section 4.1.  In addition, the Award to any Participant who participates during such Year in any required profit sharing or similar arrangement with respect to the Company or any Subsidiary pursuant to the legal requirements of the country or other jurisdiction of such Participant’s residence or principal place of work (a “Local Award”) shall be reduced by the amount of such Local Award paid or accrued to such Participant with respect to such Year, and such amount shall be retained by the Company or Subsidiary, as applicable.

The Committee shall review the Controller’s certification and allocation of the Annual Award Pool and shall approve the payment of the Annual Award Pool to the Participants.  Subject to Section 7.5, amounts so approved shall be 100% vested and nonforfeitable and shall be payable in accordance with Article VII.

ARTICLE VII

DISTRIBUTIONS AND PAYMENTS

7.1           Payor of Awards.   Subject to the following provisions hereof, any Award payable under the Plan with respect to a Participant for a given Year shall be the obligation of and paid by the Company or any Subsidiary, whichever may be applicable, or any successor pursuant to Section 9.2, that employed the Participant at the end of the Year with respect to which the Award was made.  Adoption and maintenance of the Plan by the Company and any Subsidiary shall not create a joint venture or partnership relationship among or between such persons for purposes of payment of Awards under the Plan or for any other purpose.

7.2           Cash Payment.  Subject to Section 7.5, the Award shall be paid by the Company or Subsidiary, as the case may be, to the Participant (or Beneficiary) in full in the form of a single sum payment in cash as promptly as administratively practicable following the last day of the Year to which the Award pertains; but in any event not later than two and one-half months following the last day of the Year to which the Award pertains.  The Company or Subsidiary, as the case may be, shall deduct from amounts paid under this Section 7.2 any taxes required to be withheld by applicable law any other proper withholding of amounts owed by the Participant to the Company or Subsidiary.

7.3           Death of Participant.   Any Award with respect to a Participant that remains unpaid, in whole or in part, at the death of the Participant shall (subject to Section 7.5 and the provisions of Section 7.2 regarding withholding of taxes) be paid in a single sum payment of cash to the Participant’s Beneficiary as soon as administratively practicable following the death of the Participant (but no sooner than Awards are generally paid).  Each Participant shall have the right to designate a Beneficiary to receive any amount payable under the Plan with respect to the Participant after the Participant’s death. Any designation (or change in designation) of a Beneficiary must be filed with the Company in a time and manner designated by the Company in order to be effective. Any such designation of a Beneficiary may be revoked by the Participant by filing a later valid designation or an instrument of revocation with the Company in a time and manner designated by the Company.  If no Beneficiary designation under the Plan is on file with the Company at the time of the death of the Participant or if such designation is not effective for any reason as determined by the Company, then the Participant’s Beneficiary for purposes of the Plan shall be determined as follows:

(a)	If the Participant leaves a surviving spouse, then the Participant’s Beneficiary shall be such surviving spouse;

(b)
If the Participant leaves no surviving spouse, then the Participant’s Beneficiary shall be his or her beneficiary affirmatively designated under the Company’s principal plan that provides a retirement benefit on behalf of the Participant (other than a qualified defined benefit plan or money purchase pension plan within the meaning of Section 401(a) of the Code); or

(c)
If the Participant (i) leaves no surviving spouse and (ii) as of the date of his or her death, does not have an account balance under the plan referred to in clause (b) above, has no beneficiary designation on file under such plan, or his or her beneficiary designation under such plan is not effective for any reason as determined by the administrator of such plan, then the Participant’s Beneficiary shall be (A) the Participant’s executor or administrator for the benefit of the Participant’s estate or (B) the Participant’s heirs at law if there is no executor or administrator of the Participant’s estate.

7.4           Nonalienation of Benefits.   No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits.  If any Participant (or Beneficiary) hereunder shall become bankrupt or attempt to anticipate, alienate, assign, sell, pledge, encumber, or charge any right or benefit hereunder, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or benefit shall, in the discretion of the Committee, cease and terminate.

7.5           Forfeiture for Cause.   Notwithstanding any other provision of the Plan, a Participant (and his or her Beneficiary) shall forfeit his or her Award if his or her Employment is terminated for cause or gross misconduct prior to payment of such Award.  The determination of whether a termination of Employment is for cause or gross misconduct shall be made at the sole discretion of the Company or Subsidiary, as the case may be, that employed such Employee.  All such determinations shall be final, binding, and conclusive upon all persons.

ARTICLE VIII

TERMINATION OR AMENDMENT OF THE PLAN

8.1           Termination or Amendment.   Unless earlier terminated as provided below, the Plan shall automatically terminate at the close of business on December 31, 2014; provided that the Plan shall remain in effect thereafter to the extent necessary to permit payment of any Awards with respect to the Year 2014.  The Board (or the Committee) may at any time amend, modify, revise or terminate the Plan.  There are no acquired rights arising pursuant to the Plan.

8.2           Modification or Termination following Award.   Subject to the provisions of Section 9.2, modification, amendment, revision or termination of the Plan shall not adversely affect rights or obligations under the Plan with respect to any Awards made prior to such modification, amendment, revision or termination, without the consent of the affected persons.  Awards shall be deemed made as of the last day of a Year.

ARTICLE IX

MISCELLANEOUS

9.1           Other Compensation Plans.   The adoption of the Plan shall not affect any other compensation plans in effect for the Company or any Subsidiary or affiliate of the Company except as may specifically be provided under the terms and provisions of such other plan or awards made thereunder, nor shall the Plan preclude the Company or any Subsidiary or affiliate thereof from establishing any other forms of incentive or other compensation for Employees.

9.2           Powers of the Company.   The existence of outstanding and unpaid Awards under the Plan shall not affect in any way the right or power of the Company or any Subsidiary to make or authorize any adjustments, stock dividends, spin-offs or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, reorganizations or other changes in the Company’s or Subsidiary’s capital structure or in its business, or any merger or consolidation of the Company or any Subsidiary, or any issue of bonds, debentures, common or preferred stock, if applicable, or the dissolution or liquidation of the Company or any Subsidiary, or any sale or transfer of all or any part of its assets or business, or any other act or proceeding, whether of a similar character or otherwise.

If the Company or any Subsidiary (or any successor thereto) elects to dissolve, enter into a sale of its assets, or enter into any reorganization incident to which it is not the surviving entity, unless the surviving or successor entity shall formally agree to assume the Plan, then the Plan shall terminate with respect to the Company or any Subsidiary (or any successor thereto) on the earlier of the date of closing or the effective date, whichever may be applicable, of such transaction, and the full amount of any Awards remaining unpaid in respect of Years ended prior to such applicable date shall nevertheless be paid to each such Participant (or Beneficiary) in a single lump sum payment of cash in accordance with the terms of the Plan.

9.3           Plan Binding on Successors.   The Plan shall be binding upon the successors and assigns of the Company and any Subsidiary.

9.4           No Guarantee of Employment.   Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Company or any Subsidiary or affiliate of the Company or to interfere with the right of the Company or any Subsidiary or affiliate of the Company to discharge any Participant or Employee at any time, including at the end of any Year, regardless of the effect which such discharge shall have upon a Participant in the Plan.

9.5           Liability of Employer.   Each Participant, Beneficiary or other person who shall claim a right or benefit under this Plan shall be entitled only to look to the Participant’s employer for such benefit, and no officer, director, or employee of the Company or any Subsidiary or member of the Committee or any other person shall have any liability for such benefit.

9.6           Payment of Plan Expenses.   The Company and each Subsidiary will pay its pro rata share of all expenses that may arise in connection with the administration of this Plan.

9.7           Headings.   Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.  All references in this Plan to Articles and Sections are to Articles and Sections of this Plan unless specified otherwise.

9.8           Gender and Tense.   Any words herein used in the masculine shall be read and construed in the feminine where they would so apply.  Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

9.9           Governing Law.   This Plan shall be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law.

9.10           Severability.   If any provision of this Plan shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

9.11           No Guarantee of Tax Consequences.   None of the Company, any Subsidiary, the Committee or any officer or director makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person participating or eligible to participate in this Plan.

9.12           Notice.   Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, postage prepaid, addressed to the person who is to receive it at the address specified below.  The Company or a Subsidiary shall be entitled to use the address of a Participant as it appears in the personnel records of the employer.  Participants shall be entitled to use, as the address for the Company or a Subsidiary, the address of the Company’s principal corporate office.  Any person entitled to notice hereunder may waive such notice.